                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities and Exchange Act of 1934 or Suspension of Duty to File
                                 Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-26472

                             SMARTFLEX SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                              14312 Franklin Avenue
                                Tustin, CA 92781
                                 (714) 838-8737
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                         Common Stock, $.0025 par value
                Rights to Purchase Series A Junior Participating
                     Preferred Stock (Title of each class of
                        securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
                which a duty to file reports under section 13(a)
                                or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(i)    [X]
                Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
                Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
                Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                                  Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date:

         Common Stock, $.0025 par value                                      0
                                                                            ----
         Rights to Purchase Series A Junior Participating Preferred Stock    0
                                                                            ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, Smartflex Systems, Inc. (formerly SSI Acquisition Corp. and successor to the registrant by merger) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      SMARTFLEX SYSTEMS, INC.

Date:  August 26, 1999                By:    /s/ Wallace K. Tsuha, Jr.
                                          --------------------------------------
                                             Wallace K. Tsuha, Jr.
                                             Chief Executive Officer